Amended and Restated Appendix A
to the
Investment Advisory Agreement between Investment Managers Series Trust and Stone Toro Investment Advisers LP

Fund/Class	Advisor Fee	Effective Date

Stone Toro Long Short Fund	2.00%	March 28, 2014
(Formerly Stone Toro Fundamental Value Fund)

Stone Toro Market Neutral Fund	1.65%	_______________, 2014

Amended and approved by the Board on September __, 2014.

Agreed and accepted this __ day of __________, 2014.

INVESTMENT MANAGERS SERIES TRUST	STONE TORO INVESTMENT ADVISERS LP

By:	By:
Print Name:	Print Name:
Title:	Title: